Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 100 Crescent Centre Parkway, Suite 1240 ♦ Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Achieves

Earnings per Share of $0.07 from Continuing Operations in

Second Quarter 2019

•	Execution of growth strategy and nuclear outage work drove revenue up 49.0% to $71.5 million in second quarter 2019
•	Generated income from continuing operations of $1.3 million in the quarter and $1.7 million in the first half of 2019
•	Reduced cost structure provided improved operating leverage; Operating margin was 3.5% for second quarter 2019
•

Total backlog at end of quarter was $409 million, down $69.7 million from March 31, 2019 and down $92.6 million from January 1, 2019, as Vogtle Units 3 and 4 advance toward in-service dates and major outage work was completed; new awards in the second quarter were $1.7 million

•	Expect order pace to accelerate in second half of 2019 driven by continued execution and increasing momentum with strategic growth initiatives
•

Awarded first major oil & gas midstream project during third quarter 2019, valued at $8.6 million; New awards in third quarter to date are $15.5 million, including water infrastructure, decommissioning and other nuclear project work

ATLANTA, August 14, 2019 – Williams Industrial Services Group Inc. (OTCQX: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, today reported its financial results for its second quarter and six months ended June 30, 2019. Unless otherwise noted, amounts and disclosures throughout this release relate to continuing operations.

Tracy Pagliara, President and CEO of Williams, commented, “As expected, we had improved results in the quarter which were augmented by the successful execution on the nuclear outage work we perform every other year under a long-term maintenance agreement. Importantly, we are making meaningful progress on key initiatives that should drive backlog growth by year end. We recently were awarded an $8.6 million contract for civil and structural work on a new crude oil terminal. To win this, we first performed well on smaller projects and gained the confidence of our customer to be awarded larger scope work.  In addition, our Canada nuclear, nuclear decommissioning and water/wastewater infrastructure growth initiatives are also gaining traction as we pursue additional orders that could lead to meaningful backlog additions.”

He added, “Since the end of the quarter, we have won over $15 million in new awards, including the midstream terminal project and decommissioning work. Our progress and momentum with opportunities in our targeted end markets further underscore the value we are creating for our customers and our shareholders.”

Second Quarter 2019 Highlights

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

•	Second quarter 2019 revenue increased $23.5 million, or 49.0%, from the prior-year period to $71.5 million with gross margin of 12.9%.
•	Total operating expenses were $6.7 million; SG&A expenses were reduced 17.3% compared with the prior-year period and represented 9.3% of revenue.
•	Operating income for the 2019 second quarter was $2.5 million, an improvement of $6.2 million over the operating loss in the prior-year period.
•	Income from continuing operations was $1.3 million, or $0.07 per diluted share, and net income was $2.0 million, or $0.11 per diluted share.
•

Adjusted EBITDA from continuing operations was $4.0 million, up from essentially break even in the second quarter of 2018 and up from $2.4 million in the first quarter of 2019. See NOTE 1—Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of adjusted EBITDA, as well as a reconciliation of income (loss) from continuing operations to adjusted EBITDA.

•

Total backlog at June 30, 2019  declined to  $409.0 million of which approximately 33.8%, or $138.3 million, is expected to convert to revenue in the next twelve months. Strong revenue recognition from outage work and advancement toward in-service dates for Vogtle Units 3 and 4 more than offset a light level of new awards in the quarter.

Second Quarter 2019 Financial Results Review (compared with the prior-year period unless noted otherwise)

Second Quarter 2019 Revenue Bridge

(in millions)	$ Change
Second quarter 2018 revenue	$48.0
Timing of scheduled outage	15.9
Net change in project revenue	6.1
Canada	4.6
Plant Vogtle Units 3 and 4	0.1
Decommissioning	(3.2)
Total change	23.5
Second quarter 2019 revenue	$71.5

Revenue in the second quarter grew $23.5 million, or 49.0%, mostly as a result of scheduled nuclear outage work performed every other year under a long-term agreement. Also contributing to the growth in revenue were services provided for the nuclear industry in Canada, a market the Company entered into in 2018, and increased scope for a fossil power generation customer.

Gross profit for the first quarter of 2019 increased $2.4 million, although gross margin declined to 12.9% from 14.1%. The decrease in gross margin was due to lower margins related to the scheduled nuclear outage work and initial scope of work performed in the Canada nuclear industry.

Operating expenses were $6.7 million, down 35.7%.  The measurable reduction in expenses was primarily a result of the completed restructuring achievements in 2018, including $3.1 million lower compensation expense. There was $0.3 million in severance expense in the 2019 second quarter, while the prior-year period included $2.2 million in severance expense associated with the 2018 restructuring plan.

Interest expense was $1.5 million for the quarter compared with $2.4 million in the prior-year period as the net result of higher loan balances favorably impacted by lower interest rates.

Year to Date 2019 Financial Results Review (compared with the prior-year period unless noted otherwise)

Year to Date 2019 Revenue Bridge

(in millions)	$ Change
2018 revenue	$91.1

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

Timing of scheduled outage	16.8
Net change in project revenue	13.3
Canada	6.0
Plant Vogtle Units 3 and 4	(0.3)
Decommissioning	(4.8)
Total change	31.0
2019 revenue	$122.1

Revenue for the first half of 2019 was up $31.0 million, or 34.1%, primarily due to the work related to the scheduled nuclear outage, growth from entry into the nuclear industry in Canada this year and increased project work at a fossil fuel power generation facility. This was partially offset by lower revenue from decommissioning due to delays encountered by the customer’s project.

Gross profit for the first half of 2019 was up $2.7 million, while gross margin declined to 13.0% from 14.5% due to lower margins associated with the nuclear outage and the margins for the initial scope of work in Canada.

Operating expenses were down $5.9 million due primarily to a reduction in employee-related expenses, including severance, from the restructuring that was completed at the end of 2018.

Balance Sheet

As of June 30, 2019, Williams had $3.8 million in cash, including restricted cash. During 2018, the Company refinanced its term-debt facility with a four-year, $35.0 million term loan and also secured a three-year, $15.0 million revolving credit facility.

Backlog

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Backlog - beginning of period	$478,706	$501,604
New awards	1,732	19,018
Adjustments and cancellations, net	47	10,515
Revenue recognized	(71,466)	(122,118)
Backlog - end of period	$409,019	$409,019

Total backlog as of June 30, 2019 was $409.0 million, compared with $478.7 million at March 31, 2019. The reduction in backlog primarily resulted from the work completed on the nuclear outage and the completion of several projects in the quarter. Williams estimates that approximately $138.3 million, or 33.8% of total backlog, will be converted to revenue in the next twelve months. This compares with $181.1 million of backlog at the end of the first quarter that the Company anticipated would be converted to revenue over the succeeding twelve-month period. Since the end of the quarter, the Company has been awarded $15.5 million in new contracts.

Outlook

The Company has raised the lower end of its expectations for revenue in 2019 and maintained its expectations for gross margins, SG&A as a percent of sales and adjusted EBITDA from continuing operations.

2019 Guidance
Revenue:	$230 million to $240 million, 24% year-over-year growth at midpoint of range
Gross margin:	11% to 13%
SG&A:	8% to 9% of revenue
Adjusted EBITDA from continuing operations*:	$10 million to $12 million

*See Note 1—Non-GAAP Financial Measures for information regarding the use of adjusted EBITDA and forward-looking non-GAAP financial measures.

Mr. Pagliara concluded, “We are confident in our ability to deliver on our expectations in 2019 while we also advance towards our goal to build substantial backlog for 2020 and beyond. We continue to execute on our strategy to aggressively grow our core business, expand to new customers and markets, strengthen and diversify specialty service offerings and drive best-in-class execution to create substantially more scale and profitability. We believe we are addressing the right markets that create the best opportunity for growth in revenue and earnings, with successful execution.”

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

Webcast and Teleconference

The Company will host a conference call on Thursday, August 15, 2019, at 9:00 a.m. Eastern time. A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 12:00  p.m. Eastern time on the day of the teleconference until the end of day on August 29, 2019. To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13692269. Alternatively, you may access the webcast replay at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company provides a broad range of construction, maintenance and modification, and support services to customers in energy, power and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information about Williams can be found on its website: www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to realize opportunities and successfully achieve its growth and strategic initiatives, such as midstream oil & gas opportunities, water-related projects and expansion into Canada, as well as expectations for future growth, backlog conversion, revenue, profitability and earnings, the continuing impact of the Company’s cost reduction, reorganization and restructuring efforts, expectations relating to the Company’s performance, expected work in the energy and industrial markets, and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to comply with the terms of its debt instruments and access letters of credit, ability to implement strategic initiatives, business plans, and liquidity plans, and ability to implement and maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, reduced need for construction or maintenance services in the Company’s targeted markets, or increased regulation of such markets, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, and changes in the economic,  social and political conditions in the United States, including the banking environment or monetary policy.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section of the Annual Report on Form 10-K for its 2018 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

Financial Tables Follow.

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except share and per share amounts)	2019	2018	2019	2018
Revenue	$71,466	$47,975	$122,118	$91,096
Cost of revenue	62,274	41,228	106,244	77,899

Gross profit	9,192	6,747	15,874	13,197
Gross margin	12.9%	14.1%	13.0%	14.5%

Selling and marketing expenses	165	476	405	902
General and administrative expenses	6,474	7,549	11,236	14,116
Restructuring charges	—	2,202	—	2,225
Depreciation and amortization expense	76	220	148	441
Total operating expenses	6,715	10,447	11,789	17,684

Operating income (loss)	2,477	(3,700)	4,085	(4,487)
Operating margin	3.5%	(7.7)%	3.3%	(4.9)%

Interest expense, net	1,519	2,397	2,993	3,775
Other (income) expense, net	(343)	(293)	(668)	(505)
Total other (income) expenses, net	1,176	2,104	2,325	3,270

Income (loss) from continuing operations before income tax	1,301	(5,804)	1,760	(7,757)
Income tax expense (benefit)	15	220	79	505
Income (loss) from continuing operations	1,286	(6,024)	1,681	(8,262)

Loss from discontinued operations before income tax	(57)	(2,195)	(121)	(3,903)
Income tax expense (benefit)	(776)	(725)	(748)	(683)
Income (loss) from discontinued operations	719	(1,470)	627	(3,220)

Net income (loss)	$2,005	$(7,494)	$2,308	$(11,482)

Basic earnings (loss) per common share
Income (loss) from continuing operations	$0.07	$(0.33)	$0.09	$(0.46)
Income (loss) from discontinued operations	0.04	(0.08)	0.03	(0.18)
Basic earnings (loss) per common share	$0.11	$(0.41)	$0.12	$(0.63)

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.07	$(0.33)	$0.09	$(0.46)
Income (loss) from discontinued operations	0.04	(0.08)	0.03	(0.18)
Diluted earnings (loss) per common share	$0.11	$(0.41)	$0.12	$(0.63)

Weighted average common shares outstanding (basic)	18,712,244	18,233,226	18,613,097	18,087,368
Weighted average common shares outstanding (diluted)	19,021,107	18,233,226	19,083,431	18,087,368

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($ in thousands, except share and per share amounts)	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$3,361	$4,475
Restricted cash	467	467
Accounts receivable, net of allowance of $229 and $140, respectively	27,580	22,724
Contract assets	12,092	8,218
Other current assets	2,247	1,735
Total current assets	45,747	37,619

Property, plant and equipment, net	345	335
Goodwill	35,400	35,400
Intangible assets, net	12,500	12,500
Other long-term assets	9,074	1,650
Total assets	$103,066	$87,504

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,101	$2,953
Accrued compensation and benefits	9,372	10,859
Contract liabilities	3,297	3,278
Short-term borrowings	3,642	3,274
Current portion of long-term debt	700	525
Other current liabilities	9,108	5,518
Current liabilities of discontinued operations	370	640
Total current liabilities	36,590	27,047
Long-term debt, net	32,818	32,978
Deferred tax liabilities	2,662	2,682
Other long-term liabilities	5,263	1,396
Long-term liabilities of discontinued operations	4,487	5,188
Total liabilities	81,820	69,291
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 19,767,605 and 19,767,605 shares issued, respectively, and 19,019,408 and 18,660,218 shares outstanding, respectively	197	197
Paid-in capital	81,191	80,424
Accumulated other comprehensive loss	(44)	—
Accumulated deficit	(60,089)	(62,397)
Treasury stock, at par (748,197 and 1,107,387 common shares, respectively)	(9)	(11)
Total stockholders’ equity	21,246	18,213
Total liabilities and stockholders’ equity	$103,066	$87,504

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2019	2018
Operating activities:
Net income (loss)	$2,308	$(11,482)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Net (income) loss from discontinued operations	(627)	3,220
Deferred income tax provision (benefit)	(20)	403
Depreciation and amortization on plant, property and equipment and intangible assets	148	441
Amortization of deferred financing costs	308	219
Loss on disposals of property, plant and equipment	—	210
Bad debt expense	89	(67)
Stock-based compensation	891	507
Paid-in-kind interest	—	1,301
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(4,945)	4,514
Contract assets	(3,874)	(2,628)
Other current assets	(512)	2,368
Other assets	1,124	(1,079)
Accounts payable	7,148	189
Accrued and other liabilities	(2,738)	2,608
Contract liabilities	19	(943)
Net cash provided by (used in) operating activities, continuing operations	(681)	(219)
Net cash provided by (used in) operating activities, discontinued operations	(344)	(4,110)
Net cash provided by (used in) operating activities	(1,025)	(4,329)
Investing activities:
Purchase of property, plant and equipment	(161)	(114)
Net cash provided by (used in) investing activities, continuing operations	(161)	(114)
Net cash provided by (used in) investing activities, discontinued operations	—	319
Net cash provided by (used in) investing activities	(161)	205
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(121)	(328)
Proceeds from short-term borrowings	110,746	—
Repayments of short-term borrowings	(110,378)	—
Repayments of long-term debt	(175)	—
Net cash provided by (used in) financing activities, continuing operations	72	(328)
Net cash provided by (used in) financing activities, discontinued operations	—	—
Net cash provided by (used in) financing activities	72	(328)
Net change in cash, cash equivalents and restricted cash	(1,114)	(4,452)
Cash, cash equivalents and restricted cash, beginning of period	4,942	16,156
Cash, cash equivalents and restricted cash, end of period	$3,828	$11,704

Supplemental Disclosures:
Cash paid for interest	$2,355	$1,498
Cash paid for income taxes, net of refunds	$—	$16

Williams Industrial Services Group Achieves Earnings Per Share of $0.07 from Continuing Operations in Second Quarter 2019

August 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA-CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)-continuing operations	$1,286	$(6,024)	$1,681	$(8,262)
Add back:
Depreciation and amortization expense	76	220	148	441
Interest expense, net	1,519	2,397	2,993	3,775
Restatement expenses	—	30	—	160
Stock-based compensation	586	313	891	507
Income tax expense (benefit)	15	220	79	505
Bank restructuring costs	21	—	21	—
Severance costs	324	—	324	2,216
Asset disposition costs	—	489	—	815
Restructuring charges	—	2,202	—	2,225
Loss on other receivables	—	—	189	—
Foreign currency gain	(95)	—	(159)	—
Other nonrecurring expenses	241	—	241	—
Franchise taxes	64	65	128	130
Adjusted EBITDA-continuing operations	$4,037	$(88)	$6,536	$2,512

NOTE 1—Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net income (loss) before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (restatement expenses, stock-based compensation, bank restructuring costs, severance costs, asset disposition costs, restructuring charges, loss on other receivables, foreign currency gain, other nonrecurring expenses and franchise taxes), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Note Regarding Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.